Exhibit 99.1

CyberOptics Reports Second Quarter Operating Results

Minneapolis, MN—July 29, 2015—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2015 ended June 30.

•	Revenues totaled $10.3 million, compared to $13.3 million in the second quarter of 2014.

•	CyberOptics reported a net loss of $761,000 or $0.11 per share versus the net loss of $315,000 or $0.05 per share in the year-earlier period.

Second quarter sales of products based upon the new 3D Multi-Reflection Suppression (MRS) inspection technology platform, including MRS sensors and initial sales of the SQ3000 3D automated optical inspection (AOI) system, although encouraging, were unable to offset the greater than expected $3.0 million year-over-year decline in sales of legacy 2D AOI and solder paste inspection systems. CyberOptics’ second quarter also was impacted by reduced sales of electronic assembly sensors due to soft demand from OEM customers and by the delayed customer acceptance of its first MX600 memory module inspection system. At the end of the second quarter, CyberOptics MX600 order backlog totaled approximately $3.4 million, and the company believes most, if not all, of this backlog will be recognized as revenue in this year’s second half.

Sales of semiconductor products, principally the WaferSense®/ReticleSense® product lines, rose modestly in the second quarter, and the company is forecasting stronger sales in the third quarter as these products gain further traction in the semiconductor market. Earlier this month, CyberOptics introduced the Auto Multi Sensor line, the first wireless sensors to combine leveling, vibration and humidity measurements. The company believes this all-in-one solution should be accorded a favorable reception by semiconductor manufacturers.

Dr. Subodh Kulkarni, president and chief executive officer, said: “During the second quarter, we recorded additional sales of MRS-enabled 3D sensors to KLA-Tencor, under our long-term supply agreement, and sales to KLA are expected to increase steadily going forward. We also have established a supply agreement with another OEM customer for 3D MRS sensors and believe this relationship has strong sales potential. In addition, we are pursuing additional OEM customers for our 3D technology in both the SMT and non-SMT markets. In all, interest in our differentiated 3D MRS technology remains high, and our vision and strategy remain intact.”

He continued: “Our MRS-equipped CyberGage 3D Scanning system will enter beta testing in the third quarter, reflecting the significant progress we have made at developing this complex product. Customer interest in this product is strong, making us believe CyberGage could be a significant contributor to our future growth. At this time, we believe the initial CyberGage sales should be realized in this year’s fourth quarter.”

Kulkarni added: “Although the lower than expected revenue from our inspection and electronic assembly products during the first half likely will not allow us to achieve the 2015 sales growth that we previously projected, the positive feedback about our MRS-enabled products and the anticipated growth in sales of those products causes us to remain very excited about our long-term prospects, which we believe will be driven by our 3D MRS technology and products, including the CyberGage Scanning System, solid OEM relationships, and the WaferSense/ReticleSense product lines.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-576-4387 prior to the start of the call by providing the conference ID: 2625023. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call toll free at 888-203-1112 with the 2625023 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$10,254	$13,263	$19,799	$23,098
Cost of revenue	5,685	7,396	10,669	12,663
Gross margin	4,569	5,867	9,130	10,435
Research and development expenses	1,913	2,396	3,902	4,403
Selling, general and administrative expenses	3,295	3,730	6,676	7,009
Amortization of intangibles	16	16	33	20
Loss from operations	(655)	(275)	(1,481)	(997)
Interest income and other	(86)	(27)	(21)	(73)
Loss before income taxes	(741)	(302)	(1,502)	(1,070)
Provision for income taxes	20	13	40	54
Net loss	$(761)	$(315)	$(1,542)	$(1,124)
Net loss per share - Basic	$(0.11)	$(0.05)	$(0.23)	$(0.17)
Net loss per share - Diluted	$(0.11)	$(0.05)	$(0.23)	$(0.17)
Weighted average shares outstanding - Basic	6,688	6,547	6,682	6,527
Weighted average shares outstanding - Diluted	6,688	6,547	6,682	6,527

Condensed Consolidated Balance Sheets
	June 30, 2015	Dec. 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$3,819	$5,171
Marketable securities	5,249	5,285
Accounts receivable, net	7,826	7,945
Inventories	12,814	11,657
Other current assets	1,519	1,202
Deferred tax assets	82	82
Total current assets	31,309	31,342

Marketable securities	8,695	9,889
Intangible and other assets, net	1,950	2,008
Fixed assets, net	2,587	2,918
Other assets	185	188
Deferred tax assets	47	67
Total assets	$44,773	$46,412

Liabilities and Stockholders’ Equity
Accounts payable	$4,609	$4,713
Accrued expenses	3,108	3,691
Total current liabilities	7,717	8,404

Other liabilities	566	570
Total liabilities	8,283	8,974

Total stockholders’ equity	36,490	37,438
Total liabilities and stockholders’ equity	$44,773	$46,412

Backlog Schedule:
3rd Quarter 2015		$4,085
4th Quarter 2015 and beyond		3,841
Total backlog		$7,926